UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Event): July 22, 2011 (August 1, 2011)

FactorShares 2X: S&P500 Bull/TBond Bear
(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0561294
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer ID Number)

c/o Factor Capital Management, LLC
1 Penn Plaza	10119
New York, New York	(Zip Code)
(Address of Principal Executive Offices)

001-35087
(Commission File Number)

(212) 786-7481
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As disclosed in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011 of FactorShares 2X: S&P500 Bull/TBond Bear (the “Fund”), as of March 4, 2011, Factor Capital Management, LLC (the “Managing Owner”) voluntarily agreed to waive receipt of its management fees and/or assume the expenses of the Fund so that Fund expenses will not exceed an annual rate of 2.00% of the value of the Fund’s average daily net assets. The waiver and reimbursement of expenses were voluntary on the part of the Managing Owner, and may be revoked at any time without prior notice.

As disclosed in the Form 8-K of the Fund dated July 8, 2011, the Managing Owner, as of July 18, 2011, voluntarily agreed to waive receipt of its management fees and/or assume the expenses of the Fund so that Fund expenses will not exceed an annual rate of 2.99% of the value of the Fund’s average daily net assets. This waiver and reimbursement of expenses (the “Waiver”) is voluntary on the part of the Managing Owner, and may be revoked at any time without prior notice.

As of August 1, 2011, the Managing Owner will discontinue the Waiver and, as a result, it is expected that the Fund’s expenses will equal to an annual rate of approximately 1.93% of the value of the Fund’s average daily net assets, assuming the Fund has net assets of $25 million.

When available, the Managing Owner will file a prospectus supplement (the “Prospectus Supplement”) to the Prospectus dated February 22, 2011 revising the “Breakeven Table” on pages 23-24. The Prospectus Supplement will also include a number of conforming changes resulting from the revised Breakeven Table.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FactorShares 2X: S&P500 Bull/TBond Bear

By:	Factor Capital Management, LLC,
its Managing Owner

By: /s/ Stuart Rosenthal
Name: Stuart Rosenthal
Title: Chief Executive Officer

Date: July 22, 2011